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Exhibit 21.1

Name of Subsidiary	Ownership
Bill Barrett CBM Corporation, a Delaware corporation	100% owned by Bill Barrett Corporation
Bill Barrett CBM, LLC, a Texas limited liability company	100% owned by Bill Barrett CBM Corporation
Circle B Land Co. LLC, a Colorado limited liability company	100% owned by Bill Barrett Corporation

Bill Barrett Properties Inc. and Bill Barrett Production Company were merged into Bill Barrett Corporation on July 1, 2008

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  Exhibit 21.1